UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2014

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California  90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On October 30, 2014, PCM Logistics, LLC, a wholly-owned subsidiary of PCM, Inc., gave notice to Sarcom Properties, Inc., lessor, to exercise its option under a lease agreement, dated February 19, 2010, as amended, with respect to the building located at 8337 Green Meadows Drive N., Lewis Center, Ohio (the “Building”) (the “Lease”), to purchase the building and real property for $6.05 million plus unamortized leasehold improvement allowance (as defined in the Lease). PCM Logistics, LLC expects to enter into a Purchase Agreement to effectuate the sale and purchase of the Building substantially in the form provided for in the Lease. The exact purchase price, which is expected to approximate $6.6 million, will be determined in accordance with the provisions of the Lease prior to closing of the purchase transaction, which we anticipate  will occur on or before December 31, 2014, after completion of a due diligence period to be provided for in the Purchase Agreement.

The Building is approximately 144,000 square feet of office and warehouse space, which we currently use as our second headquarters, sales office and distribution center. We expect to finance a portion of the purchase price with a long-term note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  November 5, 2014